Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION ANNOUNCES INTENTION TO EFFECT
EARLY REDEMPTION OF $69 MILLION AGGREGATE PRINCIPAL AMOUNT OF
SENIOR SUBORDINATED NOTES

DALLAS, TX – October 13, 2003 — Tuesday Morning Corporation (NASDAQ: TUES) today announced that it intends to redeem, subject to receipt of requisite senior lender approval, the entire $69 million aggregate principal amount of its outstanding 11% Senior Subordinated Notes due 2007 in the fourth quarter of 2003 at a redemption price equal to 103.67% of the aggregate principal amount of the notes plus accrued and unpaid interest.  The Company intends to fund the redemption primarily with cash on hand, and, to the extent necessary, borrowings under the Company’s senior credit facility. The Company expects to record pre-tax expenses in the fourth quarter of 2003 of approximately $2.5 million in connection with the related redemption premium, and a non-cash write-off of approximately $1.4 million in unamortized financing costs currently carried on the balance sheet.  These charges are expected to reduce 2003 fourth quarter and full year earnings by approximately $0.06 per diluted share. The Company also expects to realize pre-tax interest expense savings of approximately $6.0 million, or approximately $0.09 per diluted share, in 2004 due to the redemption of the Notes.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 556 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2002.

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